Exhibit 23.1

KPMG LLP

Tour KPMG, Suite 1500

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Knowlton Development Parent, Inc.:

We consent to the use of our report dated June 29, 2021, except for Notes 15 and 26, as to which the date is August 27, 2021, with respect to the consolidated balance sheets of Knowlton Development Parent, Inc. as of April 30, 2021 and 2020 (Successor), the related consolidated statements of operations, comprehensive loss, change in shareholders’ equity, and cash flows for the years ended April 30, 2021 and 2020 (Successor), the period from November 30, 2018 to April 30, 2019 (Successor) and the period from May 1, 2018 to December 20, 2018 (Predecessor), and the related notes, included herein and to the reference to our firm under the heading ‘Experts’ in the prospectus.

/s/ KPMG LLP

Montreal, Canada

August 27, 2021

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